Exhibit 10.1

CONSULTANCY AGREEMENT AND
AMENDMENT TO EMPLOYMENT AGREEMENT

This Agreement is entered into as of the 11th day of May, 2004, by and between Meredith Corporation (the "Company"), an Iowa corporation, and William T. Kerr ("Kerr").

WHEREAS, Kerr is currently employed by the Company as its Chairman and Chief Executive Officer pursuant to an Employment Agreement dated February 1, 2001 (the "Employment Contract"); and

WHEREAS, the Company and Kerr desire to provide for Kerr's services as consultant to the Company following the termination of his employment with the Company.

NOW, THEREFORE, IT IS HEREBY AGREED by and between the Company and Kerr as follows:

  ELECTION AS DIRECTOR. At the Annual Meeting of Stockholders held on November 10, 2003, Kerr was re-elected as a Class II Director for a term to expire in 2006. The Company agrees to nominate him for re-election for a subsequent three-year term at the Annual Meeting of Stockholders in 2006, and Kerr agrees that he will serve in such capacity, if elected.

  ENGAGEMENT AS CONSULTANT. The Company hereby agrees to retain Kerr as a consultant for a period of three years following the termination of his employment. Kerr hereby accepts such employment as a consultant to the Company and agrees that during the period he is so retained he will render such consulting services to the Company from time to time as the Chief Executive Officer or the Board of Directors of the Company may reasonably request. In order to be in a position to render such consulting services and as a part of his duties as a member of the Board of Directors, Kerr shall keep himself reasonably informed as to the business and affairs of the Company.
  COMPENSATION FOR SERVICES AS CONSULTANT. In consideration of the agreement of Kerr to be ready to furnish consulting services and of the consulting services to be rendered by Kerr pursuant to Paragraph 2, the Company agrees to pay Kerr at a rate commensurate with the consulting services requested of him from time to time, but in no event at a rate of less than Three Hundred Thousand Dollars ($300,000) per year. The compensation payable Kerr in accordance with this Paragraph 3 shall be paid from time to time at regular intervals. In addition, Kerr will be reimbursed for all legitimate business expenses incurred in connection with the provision of consulting services to the Company. During his engagement as a consultant, Kerr shall be entitled to the perquisites existing during his prior employment, including same or equivalent club memberships reimbursement, company automobile in accordance with Company policy, office space and support services, use of the Company aircraft on Company and/or board related business, use of Company accommodations on Company business, and tax and financial planning from KPMG LLP or such other firm as Kerr shall determine

    4.   HEALTH COVERAGE AFTER TERMINATION OF EMPLOYMENT.

  (a) As additional consideration for the consultancy services to be provided by Kerr under this Agreement, the Company agrees to provide at no cost to Kerr (other than any applicable income taxes) the following benefits: (i) Medicare Supplement coverage for Kerr that is the same coverage as provided for other retirees of the Company; (ii) Kerr's spouse will be covered by an individual Medicare Supplement plan; (iii) Kerr and his spouse will receive the same dental and prescription drug coverage as is provided to Company employees; and (iv) participation by Kerr and his spouse in the Company's officer medical reimbursement program.

  (b) Following the termination of the consultancy under this Agreement, Kerr will be eligible to continue the Medicare Supplement coverage at the cost applicable to a retiree from employment with the Company with the same number of years of continuous active service as an employee as Kerr. Further, Medicare Supplement coverage for Kerr's spouse, dental coverage, prescription drug coverage and participation in the Company's officer medical reimbursement program will be terminated. At her election, the Medicare Supplement coverage may be continued by Kerr's spouse under an individual coverage plan with the premiums to be invoiced directly to Kerr's spouse.

5. RENEWAL OF CONSULTANCY. The term of Kerr's consultancy as provided in Paragraph 2 above may be renewed for up to two (2) subsequent one-year (1) terms by mutual agreement of the parties.

  6. NON-COMPETITION. Kerr agrees that during the period that he receives remuneration from the Company under this Consultancy Agreement and Amendment to Employment Agreement, he shall continue to have the obligations set forth in Section 10.5 of the Employment Contract.

  7. INDEPENDENT CONTRACTOR. The parties agree that while acting as a consultant, Kerr shall at all times be an independent contractor and that nothing herein shall be construed to cause Kerr to be an employee of the Company.

  8. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Kerr may not assign this Agreement, in whole or in part.

  9. GOVERNING LAW. This Agreement and the validity of its provisions shall be construed according to the laws of the State of Iowa.

  10. ENTIRE AGREEMENT. This Agreement contains all the understandings and representations between the parties with respect to the subject of this Agreement.

  11. AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing. No provision to be performed by a party may be waived by the other except by in writing. No waiver by either party shall be deemed a waiver of a similar or dissimilar provision.

  12. HEADING. Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

IN WITNESS WHEREOF, pursuant to authorization of its Board of Directors, the Company has caused this Agreement to be signed and Kerr has set his hand as of the 11th day of May, 2004.

MEREDITH CORPORATION	WILLIAM T. KERR

By: /s/ Robert E. Lee	/s/ William T. Kerr
Robert E. Lee
Chairman of the Nominating /Governance Committee